Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Partners

ElderTrust Operating Limited Partnership:

We consent to the incorporation by reference in the registration statements (Nos. 333-90756-03, 333-101598-03, 333-107942-05 and 333-119261-27) on Form S-3 of ElderTrust Operating Limited Partnership of our report dated April 28, 2004, with respect to the consolidated balance sheet of ElderTrust Operating Limited Partnership and subsidiaries as of December 31, 2003, and the related consolidated statements of operations, partners’ capital and cash flows for each of the years in the two-year period ended December 31, 2003, which report appears in the annual report on Form 10-K of ElderTrust Operating Limited Partnership.

/s/ KPMG LLP

McLean, Virginia

March 23, 2005